SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2015

ISC8 INC.
(Exact name of Registrant as specified in its Charter)

Delaware	001-008402	33-0280334
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

511 30th Street, Suite A, Newport Beach, California 92663
(Address of principal executive offices)

(949) 673-0855
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously disclosed in the Current Report on Form 8-K filed on September 24, 2014, ISC8 Inc. (the “Company”) filed a voluntary petition in the United States Bankruptcy Court for the Central District of California (the “Court”) on September 23, 2014 (the “Petition Date”) for relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Company’s Chapter 11 proceedings are currently administered under the caption In re ISC8 Inc., Case No. 8:14-bk-15750-SC.

Completion of Asset Sale

On March 19, 2015 (the “Sale Date”), the Company completed the sale of substantially all of its assets (the “Asset Sale”) to Cyber adAPT, Inc. (the “Purchaser”) for a purchase price of approximately $7.8 million (the “Purchase Price”), pursuant to the Asset Purchase Agreement, dated January 5, 2015 (as amended, the “Purchase Agreement”), and the Court’s order approving the Asset Sale, entered on March 4, 2015 (the “Order”). Pursuant to the Order and prior to the Sale Date, $975,000 of the Purchase Price was transferred to a trust account maintained by the Company’s bankruptcy counsel for the payment of certain disputed and undisputed secured claims asserted by creditors who did not consent to the Asset Sale. Additionally, although the Purchase Agreement provided for the assumption of certain of the Company’s executory contracts by the Purchaser, the Company opted not to assign, and the Purchaser opted not to assume, any of the Company’s executory contracts or unexpired leases. In connection with the Asset Sale, the Company no longer has any employees and no longer has a principal place of business.  The current address for the Company is the address of the Company’s Chief Restructuring Officer, Alfred M. Masse.

The Company anticipates that the net proceeds from the Asset Sale will be used principally to pay the administrative claims of the bankruptcy estate and claims of the Company’s creditors. The Company does not expect that any assets will be available for distribution to stockholders.

A copy of the Purchase Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 12, 2015, and copies of the Order and the Notice of Sale filed with the Court on March 27, 2015 are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2. The foregoing description of the Purchase Agreement and the Order are only summaries and are qualified in their entirety by reference to the terms of the Purchase Agreement and the Order.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2015, Scott Millis resigned from his position as the Company’s Chief Security Strategy Officer, and on March 19, 2015 J. Kirsten Bay resigned from her position as the Company’s Chief Executive Officer. Both Mr. Millis and Ms. Bay have accepted positions with the Purchaser, Cyber adAPT, Inc., and will serve in positions similar to those formerly held within the Company.

Item 7.01 Regulation FD.

On March 23, 2015, the Company filed its monthly operating report for the month ended February 28, 2015 (the “Monthly Operating Report”) with the Court, a copy of which is attached hereto as Exhibit 99.3.

The information set forth in this Item 7.01 and the attached Exhibit 99.3 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities in that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Cautionary Statement Regarding Financial Operating Data

The Company cautions investors and potential investors not to place undue reliance upon the information contained in the Monthly Operating Report and the Amended Monthly Operating Reports, which were not prepared for the purpose of providing the basis for an investment decision relating to any of the Company’s securities. The Monthly Operating Report is limited in scope, covers a limited time period and were prepared solely for the purpose of complying with the monthly reporting requirements of the Office of the United States Trustee. The Monthly Operating Report was not audited or reviewed by independent accountants, are in a format prescribed by applicable requirements of the Office of the United States Trustee and are subject to future adjustment and reconciliation. There can be no assurance that, from the perspective of an investor or potential investor in the Company’s securities, the Monthly Operating Report contains any information beyond that required by the Office of the United States Trustee. The Monthly Operating Report also contains information for periods that are shorter or otherwise different from those required in the Company’s reports pursuant to the Exchange Act, and such information might not be indicative of the Company’s financial condition or operating results for the period that would be reflected in the Company’s financial statements or in its reports pursuant to the Exchange Act. Results set forth in the Monthly Operating Report should not be viewed as indicative of future results.

Item 9.01 Exhibits and Financial Statements.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISC8 INC.

Date: April 1, 2015	By:	/s/ Alfred Masse
Alfred Masse
Chief Restructuring Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1
In re: ISC8 Inc., Order Approving Debtor’s Motion for Entry of an Order Authorizing and Approving (A) the Sale of Substantially all of the Debtor’s Assets and (B) Assumption and Assignment of Executory Contracts and Unexpired Leases, dated March 4, 2015.

99.2	In re: ISC8 Inc., Notice of Sale, dated March 27, 2015.
99.3	Monthly Operating Report for the month ended February 28, 2015, filed with the United States Bankruptcy Court for the Central District of California on March 23, 2015.